File #333-9691
                                                          Rule 424(b)(3)

                 Central Vermont Public Service Corporation

            Dividend Reinvestment and Common Stock Purchase Plan
                             Summary of Plan

     The Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") of Central Vermont Public Service Corporation (the "Company") provides the holders of the Company's Common and Preferred Stock (collectively, "Stock") and individuals or entities who are not currently stockholders (depending on legal residence) with a convenient method of purchasing Common Stock, $6 Par Value ("Common Stock"), of the Company.

     Common Stock purchased under the Plan consists of shares purchased on the open market.

     The Price Per Share of Common Stock purchased under the Plan will be the weighted average price per share (adjusted for brokerage commissions and, if applicable, certain Related Costs) at which such shares are purchased on the open market by the Plan Administrator for the participants in the Plan.

     The Plan allows a Participant to elect:

     a. to have all dividends on Stock currently owned by the Participant reinvested in shares of Common Stock and to make Optional Cash Payments into the Plan;

     b. to receive dividends in cash and to make only Optional Cash Payments into the Plan to purchase shares of Common Stock;

     c. to make automatic monthly investments by electronic funds transfers from a checking or savings account;

     d.     to deposit share certificates for safekeeping.

     In the event of Optional Cash Payments under either (a) or (b) or (c) above, each investment (other than the Initial Investment) must be at least $100, and not total more than $6,000 per calendar quarter, as further discussed in Question 2.

     This Prospectus describes the terms and conditions of the Plan and should be retained for future reference.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES
AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR
HAS THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is December 1, 1997

                         AVAILABLE INFORMATION
     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning directors and officers of the Company, remuneration and any material interests of such persons in transactions with the Company, is disclosed in proxy statements distributed to stockholders of the Company and filed with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C.; Room 1228, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, IL; and Room 1100, Federal Building, 26 Federal Plaza, New York, NY. Certain securities of the Company are listed on the New York Stock Exchange, where reports, proxy statements and other information concerning the Company can also be inspected.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are hereby incorporated by reference in this
Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

     2.     The Company's Report on Form 8-K dated February 28, 1997.

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

     4. The Company's definitive proxy statement dated March 21, 1997, in connection with its Annual Meeting of Stockholders held on May 6, 1997.

     5. The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A pursuant to Section 12(b), as amended.


     All documents filed with the Commission pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorpo-rated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Joseph M. Kraus, Vice President, Secretary and General Counsel, Central Vermont Public Service Corporation, 77 Grove Street, Rutland, VT 05701, (802) 747-5429.

                                THE COMPANY

     Central Vermont Public Service Corporation (the "Company") is the issuer of the shares of common stock offered hereby. The principal executive offices of the Company are located at 77 Grove Street, Rutland, Vermont 05701

                          DESCRIPTION OF THE PLAN

     The following is a question and answer statement of the provisions of the Company's Plan. Throughout this document, unless the context clearly requires otherwise, the masculine gender shall include the feminine.

DEFINITIONS

Authorization Form   The form completed and signed by a Stockholder to join
the Plan.

Automatic Monthly Investment     A means of investment whereby a
participant elects to have a designated amount of funds to be withdrawn from a checking or savings account on a monthly basis of at least $100 per month and no more than $6,000 per calendar quarter, for the purchase of additional shares of Common Stock.

Cut-off Date   The date by which Optional Cash Payments and Initial
Investments must be received from Participants to be invested on the 15th of that month. The Cut-off Date is the 10th day of each month or the prior business day if the 10th falls on a Saturday, Sunday, or holiday. Payroll deductions received through the last payday of any given month will be invested on the 15th of the following month.

Dividend Payment Date   The date on which dividends are payable; currently
on or about the 15th day of February, May, August and November for Common Stock; and for all series of Preferred Stock, on the first day of January, April, July and October.

Enrollment Form   The form to be completed and signed by a Non-Stockholder
to join the Plan.

Initial Investment   The payment, required of Non-Stockholders upon
execution of the Enrollment Form, of between $250 and $6,000 (in United States Dollars) to make an initial purchase of Common Stock.

Investment Date   The date or dates of each month on which shares of Common
Stock are purchased with Optional Cash Payments, cash dividends, payroll deductions, Initial Investments and Automatic Monthly Investments; currently investments commence on the 15th day of each month, or the prior business day if the 15th falls on a Saturday, Sunday, or holiday.

Non-Stockholder   An individual or entity not currently a holder of record
of the Company's Stock. Non-stockholders may become Participants, depending on their state or other jurisdiction of legal residence. Due to differences in applicable securities laws, the Plan is not offered in all jurisdictions.

Optional Cash Payment   A means of investment whereby a Participant may
make Optional Cash Payments (in United States Dollars), by check or money order, into the Plan in amounts of at least $100 per Investment, and no more than $6,000 per calendar quarter, for the purchase of additional shares of Common Stock.

Participant An individual or entity, whether previously a Stockholder or a Non-Stockholder, who has enrolled in the Plan. To remain a Participant, a Stockholder must have at least one share of Common Stock credited to his account. A Participant who has terminated his participation in the Plan will receive a check for the cash value of any fractional share remaining.

Price Per Share The weighted average price per share (adjusted for brokerage commissions and, if applicable, certain Related Costs) at which such shares are purchased for Participants on the applicable Investment Date on the open market.

Record Date   The date, usually 15 days before the Dividend Payment Date, by which a Stockholder must own Stock to receive the dividend payable on the next Dividend Payment Date.

Related Costs   Those costs, in addition to brokerage commissions,
representing certain of the Company's actual costs and expenses incurred in maintaining and administering the Plan, such as printing and mailing costs, which the Company may in its discretion elect to pass through to Participants as part of the Price Per Share. See Questions 3 and 17 for additional information regarding Related Costs.

Settlement Date     The date on which the final purchase of the Company's
Common Stock on any given Investment Date settles.

Stock   The Company's Common Stock and all classes and series of Preferred
Stock.

Stockholders   Holders of record of the Company's Common and/or all classes and series of Preferred Stock.

Total Amount Invested   As to any particular Participant, the aggregate of
the applicable Initial Investment, Optional Cash Payments, Automatic Monthly Investments, cash dividends, and payroll deductions, less brokerage commissions and, if applicable, Related Costs, invested on behalf of such Participant on any Investment Date.

PURPOSE

1.     What is the purpose of the Plan?

     The Plan provides Stockholders and Non-Stockholders who qualify with a convenient and economical way to purchase shares of Common Stock with Optional Cash Payments, including the Initial Investment, Automatic Monthly Investments, payroll deductions, and/or reinvested dividends.

BENEFITS

2.     What are the advantages of the Plan?

     * Stockholders have the ability to elect to have dividend payments on any or all classes or series of Stock reinvested in Common Stock and (if desired) making Optional Cash Payments, Automatic Monthly Investments, or continuing to receive cash dividends and making Optional Cash Payments or Automatic Monthly Investments of at least $100 to purchase Common Stock through the Plan.

     * Non-Stockholders who qualify may become Participants by making an Initial Investment of at least $250, not to exceed $6,000, to purchase Common Stock through the Plan. See Question 13 for additional information.

     * Optional Cash Payments may be made occasionally or at regular intervals, as the Participant desires. Dividend payments not reinvested will be paid in the usual manner.

     * Full investment of funds including the Initial Investment, Optional Cash Payments, Automatic Monthly Investments and/or reinvested dividends is possible through the purchase of whole and fractional shares of Common Stock.

     * The Plan offers a "safekeeping" service whereby Participants may deposit, free of any service charges, certificates representing Common Stock into the Plan. Shares of Common Stock so deposited will be credited to the account of the Participant.

     * Participants may sell shares of Common Stock credited to their account through the Plan at a minimal cost. See Question 35 for additional information.

     * A Participant may direct the Plan Administrator, at any time and at no cost to the Participant, to issue certificates for shares held in the Plan, to transfer all or a portion of the shares of Common Stock credited to his account to the account of another Participant (or to set up an account for a new Participant in connection with such transfer) or to send certificate(s) representing such shares to the Participant or another designated person or entity. See Questions 25 and 38 for additional information.

     * Statements of account will be mailed to each Participant showing all transactions completed during the year to date and other information related to his account.

     * Brokerage commissions are generally lower than those paid by individual purchasers for this service. See Question 17 for additional information.

3.     What are the disadvantages of the Plan?

     * No interest is paid on dividends, Optional Cash Payments, including Initial Investments, Automatic Monthly Investments and payroll deductions held pending investment or reinvestment.

     * Optional Cash Payments and Initial Investments must be received by the applicable Cut-off Date to be invested on the Investment Date.

     * Participants have no control over the price. Participants will not know the number of shares purchased or the Price Per Share until the
investment of funds has been completed.   See Questions 16 and 18 for
additional information.

     * Shares purchased through the Plan involve the payment of brokerage commissions by Participants although such commissions are generally lower than the brokerage commissions applicable to individual purchases of a small number of shares.

     * The Company has reserved the right to pass through to Participants Related Costs, which would increase the Price Per Share of Common Stock purchased under the Plan.

ADMINISTRATION

4.     Who administers the Plan for Participants?

     BankBoston, N.A., the Company's Transfer Agent, through Boston EquiServe, or such successor administrator as the Company may designate Plan Administrator, administers the Plan, maintains records, sends statements of account to participants and performs other duties relating to the Plan. The Plan Administrator also handles purchases and sales and holds all shares of Common Stock purchased in accordance with the provisions of the Plan.

5. Where should correspondence and telephone communications regarding the Plan be directed?

     Any correspondence concerning the Plan should be mailed to:

               BankBoston, N.A.
               c/o Boston EquiServe
               Attn: DRP Department
               P. O. Box 8040
               Boston, MA 02266-8040

     When writing, please reference Central Vermont Public Service Corporation and include a daytime telephone number.

     Shareholder Services Representatives may also be reached by telephone at (800) 736-3001 (within the US) or 781-575-3100 Monday through Friday, 9:00 am to 6:00 pm (Eastern Standard Time).

6.     Who purchases the shares for the Plan?

     The Plan Administrator makes all purchases of the Company's Common Stock on the open market necessary to meet the requirements of the Plan. The Company does not exercise any direct or indirect control over the prices or timing of purchases made by the Plan Administrator.

PARTICIPATION

7.     Who is eligible to participate?

     Any Stockholder and any Non-Stockholder who qualifies is eligible to participate in the Plan. A beneficial owner whose shares are registered in a name other than his own (e.g., broker or bank nominee) must have those shares transferred into his name in order to be eligible to participate with dividends from them unless such broker or bank nominee participates in the Plan. A beneficial owner may not directly participate in the Optional Cash Payment or Automatic Monthly Investments feature of the Plan.

     Employees of the Company and its wholly-owned subsidiaries are eligible to participate in the Plan through payroll deductions. See Question 28 for additional information.

8.     How do Stockholders become Participants in the Plan?

     Stockholders may join the Plan at any time by checking the appropriate box and signing an Authorization Form and returning it to the Plan Administrator at the address listed in Question 5. If the Stock is jointly owned, all registered owners must sign the Authorization Form.

9.     What does the Authorization Form provide?

     The Authorization Form allows Stockholders to indicate how they want to participate in the Plan. Stockholders complete the Authorization Form, indicating whether they want to (a) reinvest dividends and make Optional Cash Payments, or (b) participate in the Plan by making Optional Cash Payments only. If no box is checked, the participant's account will be coded for full dividend reinvestment and dividends will be reinvested. The Authorization Form also provides for the appointment of the Plan Administrator to purchase shares on behalf of the Participant.

10.     How do Non-Stockholders become Participants?

     Non-Stockholders, depending on the state or other jurisdiction of their legal residence, may join the Plan by completing and signing an Enrollment Form and returning it to the Plan Administrator, at the address listed in Question 5, with an Initial Investment of at least $250 but not more than $6,000. The payment must be in the form of a check or money order, made payable to BankBoston.

   NO INTEREST WILL BE PAID ON INITIAL INVESTMENTS PENDING INVESTMENT

11.     What does the Enrollment Form provide?

     The Enrollment Form allows Non-Stockholders who qualify to enroll and participate in the Plan in addition to providing for the appointment of the Plan Administrator to purchase shares on behalf of the Participant. The Enrollment Form also allows the Non-Stockholder to indicate whether he wants to (a) reinvest dividends and make Optional Cash Payments, or (b) participate in the Plan by making Optional Cash Payments only and/or (c) make Automatic Monthly Investments. If no box is checked, the participant's account will be coded for full dividend reinvestment and dividends will be reinvested. Upon receiving the Enrollment Form with the Initial Investment, the Plan Administrator will establish an account and apply the Initial Investment to the purchase of Common Stock on the next applicable Investment Date.

     An Enrollment Form or an Authorization Form may be obtained at any time by contacting the Plan Administrator as indicated in Question 5.

12.     When may Stockholders join the Plan?

     A Stockholder may join the Plan at any time and will become a Participant when the Plan Administrator receives the signed Authorization Form. However, to participate with reinvested dividends the Authorization Form must be received by the Plan Administrator at least two weeks before the Dividend Payment Date on which the Participant wants to begin reinvesting dividends.

     If a Stockholder wants to join the Plan with only Optional Cash Payments, enrollment should be timed such that investments may be made as discussed in Question 24.

13.     When may Non-Stockholders join the Plan?

     A Non-Stockholder who qualifies may join the Plan at any time and will become a Participant when the Plan Administrator receives the signed Enrollment Form and the Initial Investment. In order to be invested on the next Investment Date, an Initial Investment must be received no later than the applicable Cut-off Date.

14. May a Participant change his method of participation in the Plan after enrollment?

     Yes, by submitting a revised Authorization Form or sending a written request signed by all registered owners to the address specified in Question 5. A change in dividend reinvestment will be effective with the next Dividend Payment Date, if the request for change is received at least two weeks before that Date.

AUTOMATIC MONTHLY INVESTMENT

15.     What is Automatic Monthly Investment and how does it work?

     Participants may make Optional Cash Payments by means of an Automatic Monthly Investment of not less that $100 nor more than $2,000 per month by electronic funds transfer from a predesignated U.S. bank account. If a Participant has already established a Plan account and wishes to initiate Automatic Monthly Investments, the Participant must complete and sign an automatic monthly investment form and return it to the Plan Administrator together with a voided blank check (for a checking account) or deposit slip (for a savings account) for the account from which funds are to be withdrawn. Automatic monthly investment forms may be obtained from the Plan Administrator. Forms will be processed and will become effective as promptly as practicable.

     Non-stockholders may also enroll by completing the appropriate section of the Enrollment Form.

     Once Automatic Monthly Investment is initiated, funds will be withdrawn from the Participant's designated account approximately five business days prior to the investment date.

     Participants may change the amount of their Automatic Monthly Investment by completing and submitting to the Plan Administrator a new automatic monthly investment form. To be effective with respect to a particular Investment Date, however, the new automatic monthly investment form must be received by the Plan Administrator by the 25th day of the month preceding such Investment Date. Participants may terminate their Automatic Monthly Investment by notifying the Plan Administrator in writing.

ACQUISITION OF SHARES

16. What will be the Price Per Share of Common Stock purchased under the Plan?

     The Price Per Share will be the weighted average Price Per Share (adjusted for brokerage commissions and, if applicable, certain Related Costs) at which such shares are purchased for Participants on the applicable Investment Date.


COSTS

17. What will be the cost per share of Common Stock purchased under the Plan?

     Participants pay the brokerage commissions on the shares purchased. Because of the volume of shares purchased through the Plan, commissions are generally lower than those which Participants would otherwise pay should they purchase, individually, a like number of shares.

     It is estimated at this time that such brokerage commissions and Related Costs will not exceed five cents per share; however, these costs are subject to change over time.

     There are no expenses in connection with withdrawal from the Plan unless the Participant requests that shares held under the Plan be sold (see Questions 33 & 35).

     At present, all costs of administration of the Plan (other than brokerage commissions) are paid by the Company. However, the Company reserves the right at any time to charge Related Costs. Participants will be notified in advance prior to the effective date should the Company determine to charge such costs.

18. How many shares of Common Stock will be purchased for a Participant?

     After the investment of funds has been completed, each Participant's account will be credited with the number of shares of Common Stock, including fractions computed to three decimal places, equal to the Total Amount Invested divided by the weighted average Price Per Share.

     A Participant may not request the purchase of a specific number of shares or the Price Per Share at which shares are to be purchased. A Participant may not restrict or control purchases by the Plan
Administrator.

     In the case of a Participant who is subject to backup withholding tax on dividends under the Plan, or a foreign Participant whose dividends are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the dividends and only the reduced amount will be reinvested.

DIVIDEND REINVESTMENT

19.     How does dividend reinvestment work?

     Unless a Participant has checked the "Optional Cash Payments Only" box on the Authorization or Enrollment Form, the Plan Administrator will invest the dividends paid on the applicable Stock including dividends paid on
fractional shares, if any, in additional Common Stock.   The Price Per
Share is described in Question 16.

20. When will shares of Common Stock be purchased with reinvested dividends?

     Dividends paid in any given month will be reinvested on the Investment Date in the same month. The Plan Administrator, at its sole discretion, determines the exact timing of purchases for allocation to the accounts of Participants in the Plan, as well as the number of shares to be so purchased at any time, depending upon the amount of reinvested dividends, market conditions and the requirements of federal securities laws. The Plan Administrator is required, however, to complete purchases within thirty days after receiving the funds to be used for such purpose. Shares are credited to Participants' accounts as of the Settlement Date.

     NO INTEREST WILL BE PAID ON DIVIDENDS HELD PENDING INVESTMENT

21. May a Stockholder reinvest dividends from only a portion of a particular class or series of shares owned and registered in the same name?

     No. A Stockholder may not participate in the Plan with respect to less than all of the shares of a single class or series of the Company's Stock registered in the Stockholder's name. However, if the Stockholder has shares of the Company's Stock registered in more than one name - for example, some shares registered in the name "John Smith" and others registered in the name "John J. Smith" - then such Stockholder may elect to have the dividends on shares registered in one name reinvested under the Plan but decline to have the dividends on shares registered in the other name reinvested under the Plan. Similarly, the Stockholder may elect to have the dividends on any class or series of the Company's Stock reinvested under the Plan but decline to have the dividends on any other class or series of the Company's Stock so reinvested.

OPTIONAL CASH PAYMENTS

22.     How do Optional Cash Payments work?

     The option to make cash payments to purchase additional shares of Common Stock is available to all Participants. If a Participant has checked the "Optional Cash Payments Only" box on the Authorization or Enrollment Form, a Participant will be paid the dividends on Stock registered in his name as well as dividends on the shares credited to his account under the Plan.

     Any number of Optional Cash Payments may be made in each calendar year, but each such payment must be at least $100 per investment and no more than $6,000 per calendar quarter. The same amount need not be sent each quarter or with respect to each Investment Date, and there is no obligation to make any Optional Cash Payment at any time.

     Any Optional Cash Payment received from a Participant in an amount less than $100 at any one time, or any amount in excess of $6,000 per calendar quarter, is returned to the Participant.

     Optional Cash Payments should be made by check or money order payable to BankBoston. The statement of account sent to all Participants following an investment has a remittance form attached for future Optional Cash Payments. All payments should be mailed to the address shown in Question 23.

23. Can Optional Cash Payments be included with the electric utility payment?

     No. All Optional Cash Payments submitted with an optional cash remittance form should be mailed to:

               BankBoston
               P.O. Box 370042
               Boston, MA 02241-0742

Optional Cash Payments submitted without an optional cash remittance form should be mailed to:

               BankBoston
               DRP Department
               P.O. Box 8040
               Boston, MA 02266-8040

Please reference Central Vermont Public Service Corporation on your check or money order.

24.     When will Optional Cash Payments be invested?

     Consistent with the Plan Administrator's fiduciary obligations, market conditions and the requirements of federal securities laws. Optional Cash Payments will be invested monthly on the Investment Date. The Price Per Share is described in Question 16.

     All Optional Cash Payments to be invested on a particular Investment Date must be received by the Plan Administrator by the applicable Cut-off Date. Optional Cash Payments received after the applicable Cut-off Date will be held by the Plan Administrator until the next applicable Investment Date. Optional Cash Payments will be refunded if a written request is received by the Plan Administrator on or before the applicable Cut-off Date.

NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS HELD PENDING
INVESTMENT

CERTIFICATES

25. Are certificates issued for shares of Common Stock purchased under the Plan?

     Certificates for shares of Common Stock purchased under the Plan are not issued to Participants but are registered in the name of a nominee for the Plan. This service protects against loss, theft or destruction of stock certificates. The number of shares of Common Stock (including fractional shares to three decimal places) credited to an account under the Plan are shown on a Participant's statement of account.

     Upon written request by a Participant, certificates for any number of whole shares credited to an account under the Plan will be issued. Certification of shares will not affect reinvestment of dividends (if previously elected) on those shares. Requests for the issuance of certificates should be mailed to the address shown in Question 5.
Certificates for fractional shares of Common Stock will not be issued under any circumstances.

26.     How will certificates be registered when issued?

     Certificates will be issued in the Participant's name as set forth on the Company's shareholder records or see Question 38 for additional options.

27. May a participant transfer shares of Common Stock of the Company registered in his name into a Plan account for safekeeping?

     Yes, at the time of enrollment or at any time thereafter, Participants may take advantage of the Plan's cost-free safekeeping services. Certificates will be deposited into the Plan upon receipt by the Plan Administrator. Do not endorse such certificates. A completed Authorization Form must also be received, if not already enrolled in the Plan. The shares of Common Stock will be transferred into the name of the nominee for the Plan, as custodian, and credited to the Participant's account. Thereafter, shares deposited for safekeeping will be treated in the same manner as shares purchased through the Plan. Thus, shares held for safekeeping may be transferred or sold through the Plan in a convenient and efficient manner; see Questions 35 & 38. It is the responsibility of the Participant to retain his records relative to the cost of any shares represented by certificates deposited into safekeeping.

     Participants who wish to deposit their Common Stock certificates with the Plan Administrator should consider sending them by registered mail, first class mail, or certified mail, return receipt requested, to the address listed in Question 5, since the Participant bears the risk of replacement costs if the certificates are lost in transit.

     Certificates sent by overnight delivery service should be addressed to:

               BankBoston, N.A.
               Attn: DRP Department
               150 Royall Street
               Canton, MA 02021

     Please attach the remittance form found at the bottom of your transaction statement or include a written request instructing the Plan Administrator to deposit the Common Stock certificate into your Plan account under the "Safekeeping" feature.

EMPLOYEES

28. How does an employee participate in the Plan through payroll deductions?

     An eligible employee may join the Plan at any time by completing a Payroll Deduction Authorization Form ("Payroll Form") and returning it to the Payroll Department. If the employee is not currently a Stockholder, an Initial Investment of $100 must be made prior to initiating payroll deductions.

     An employee may authorize payroll deductions totaling between $100 and $6,000 per calendar quarter. Deductions for employees who currently have less than $100 per quarter deducted have been grandfathered. However, the aggregate of an individual employee's Initial Investment, Optional Cash Payments and payroll deductions may not exceed $6,000 per calendar quarter. If the employee makes Optional Cash Payments which, together with payroll deductions, exceed $6,000 per calendar quarter, the Plan Administrator will return to the employee the amount exceeding $6,000.

29.     When will employee payroll deductions be invested?

     Payroll deductions will be invested on the Investment Date following the month in which the deductions were made. No interest will be paid on payroll deductions held pending investment.


30. How does an employee change the payroll deduction or method of participation?

     An employee can revise, change or terminate the amount of payroll deduction or method of participation at any time by giving written notice to the Payroll Department. The payroll form may be used for these purposes. Commencement, revision or termination of payroll deductions will become effective as soon as practicable after an employee's request is received by the Payroll Department. If the employee has notified the Payroll Department of his withdrawal from the Plan at least two weeks before the Investment Date, the amount withheld since the last investment will be returned by the Payroll Department.

REPORTS TO PARTICIPANTS

31.     How will Participants be advised of their purchase of Common Stock?

     As soon as practicable after each Investment Date, the Plan Administrator will send each affected Participant a statement of account. These statements, containing cumulative information on a calendar year basis, are a Participant's record of the number, price and dates shares were purchased. The last statement received should be retained until the next one is received. However, the last statement of each calendar year should be retained permanently for accounting purposes. Federal tax information will be sent by January 31st of each year. Foreign Participants will also receive tax information indicating the amount of United States income tax withheld.

32.     What other Company communications will Participants receive?

     Each Participant will receive a copy of the current Prospectus for the Plan, a copy of all communications mailed to Stockholders, including Quarterly and Annual Reports, the Notice of and Proxy Statement for Annual Meeting of Stockholders, a form of proxy and income tax information for reporting dividends. Beneficial owners who participate through their brokers will receive communications and tax information directly from them.

WITHDRAWAL FROM THE PLAN

33.     How does a Participant withdraw from the Plan?

     In order to withdraw from the Plan, a Participant must provide written notification that he wants to withdraw to the address shown in Question 5. A Participant may complete and sign the reverse side of the remittance form, which is the bottom portion of his statement of account, and mail that form to the address in Question 5. If a Participant withdraws from the Plan or if the Company terminates the Plan, certificates for whole shares of Common Stock credited to the account of the Participant under the Plan will be issued and a check will be remitted to the Participant for any fractional share. A Participant may also withdraw by having his shares sold. See Question 35.

34.     When may a Participant withdraw from the Plan?

     Participants may withdraw at any time by notifying the Plan Administrator in writing. To terminate the reinvestment of dividends, the written request to withdraw must be received by the Plan Administrator before the applicable Record Date. If the request to withdraw is received by the Plan Administrator subsequent to the applicable Record Date but before the actual Dividend Payment Date, the dividend paid on such date will be reinvested for the Participant's account. The Participant's next dividend and all subsequent dividends will be paid in cash.

     If a Participant transfers all shares of Common and/or Preferred Stock registered in his name as opposed to the shares credited to his account under the Plan, the Participant will continue in the Plan as before with respect to shares credited to his account under the Plan until the Participant withdraws from the Plan.

SALE OF SHARES

35.     How will shares held in the Participant's account be sold?

     A Participant may request to sell all of the shares, or a partial number of shares, of Common Stock credited to his account in the Plan. In order for a Participant to sell some or all of the shares credited to his account, he must provide written notification that he wants to withdraw to the address shown in Question 5. A Participant may complete and sign the reverse side of the remittance form, which is the bottom portion of his statement of account, and mail that form to the address in Question 5.

     The sale will be made as soon as practicable but normally within ten trading days after receipt of the request. The Participant will receive the proceeds of the sale less any related brokerage commissions and any applicable taxes. The Plan Administrator may commingle each Participant's shares with those of other Participants for the purpose of executing sales resulting in a net sale of shares.

     There will ordinarily be a delay in processing sell requests received during the 14-16 trading day period beginning on or about the 8th day of February, May, August and November.


FEDERAL TAX TREATMENT OF PARTICIPATION IN THE PLAN

36. What are the Federal income tax consequences of participation in the Plan?

     Participants in the Plan, in general, have the same Federal Income Tax obligations with respect to their reinvested dividends as do shareholders who are not Participants in the Plan. Therefore, such dividends which a Participant reinvests under the Plan are taxable even though the Participant does not actually receive a dividend check, but, instead, uses them to purchase additional shares under the Plan. Participants purchasing shares under the Plan with Initial Investments, Optional Cash Payments or Automatic Monthly Investments realize no taxable income at the time of investment.

     Employees who participate in the Plan through payroll deductions will realize ordinary income in the amount of the payroll deductions, just as they would have if such compensation had been paid to them directly in cash, and such amounts are subject to regular payroll taxes. The Plan is not a tax-qualified or tax-deferred employee benefit plan.

     The tax basis of shares purchased under the Plan is equal to the purchase price (including brokerage commissions and Related Costs, where applicable).

     A Participant's holding period for shares purchased pursuant to the Plan will begin on the day following the applicable Investment Date.

     A Participant will not realize any taxable income solely as a result of receiving a certificate for some or all of the whole shares already credited to his account under the Plan, nor upon withdrawal from or termination of the Plan.

     A Participant will recognize a gain or a loss when shares are sold, whether such sale is pursuant to his request upon his withdrawal from the Plan or takes place after withdrawal from or termination of the Plan. A Participant will also recognize a gain or a loss when he receives a cash payment for a fraction of a share. In either event, the amount of the gain or loss is the difference between the amount which the Participant receives for the shares or fraction of a share and the tax basis thereof.

     In the case of a shareholder who is subject to backup withholding tax on dividends under the Plan, or a foreign shareholder whose dividends are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the dividends and only the reduced amount will be reinvested.

     All participants are urged to consult their own tax advisors to determine the particular tax consequences--federal, state, and local--which may result from their participation in the Plan and the subsequent disposal by them of shares purchased through the Plan.


OTHER INFORMATION

37. What happens when a Participant sells or transfers all certificated shares of Common Stock of the Company registered in his name?

     If a Participant sells or transfers all shares for which he holds a certificate but maintains the shares credited to his account under the Plan, dividends will continue to be reinvested on the shares credited to his account (unless the account is an "Optional Cash Payments Only" account) and Optional Cash Payments will be accepted for that account, until the Participant withdraws from the Plan and as long as there is at least one full share in the Participant's account. Otherwise, a check will be issued to the Participant for the fractional share and the account will be closed.

38.     What about transfers of shares within the Plan?

     If a Participant wishes to transfer the ownership of all or part of his shares held under the Plan to a Plan account for another person, whether by gift, private sale or otherwise, the Participant may effect such transfer at no cost to the Participant by mailing a properly executed stock power to the Plan Administrator. Requests for transfer are subject to the same requirements as for the transfer of Common Stock certificates, including the requirement of a Medallion Signature guarantee on the stock power, as well as receipt of a Form W-9, and an Authorization Form. The required documents are available upon request from the Plan Administrator at the address in Question 5.

     Shares so transferred will continue to be held by the Plan Administrator under the Plan. An account will be opened in the name of the transferee, if he is not already a Participant. If the transferee is not already a registered shareholder or a Plan Participant, the donor may make a reinvestment election for the transferee at the time of the gift. If no election is made at the time of the gift, the new account will be coded for full dividend reinvestment and dividends will be reinvested. The transferee may change the reinvestment election after the gift has been made. The transferee will receive a statement showing the number of shares transferred to and held in the transferee's Plan account.

     A Participant may also withdraw shares and have the stock certificate issued in the name of another person by submitting a properly executed stock power, including the above mentioned signature guarantee.


39. What happens if the Company issues a stock dividend or declares a stock split?

     Any shares distributed by the Company resulting from a stock split or a stock dividend on shares of Common Stock will be credited to the Participant's Account.

40. How will a Participant's stock be voted at meetings of stockholders?

     Each Participant will be furnished a proxy card and will be entitled to vote all shares credited to his account under the Plan in addition to certificate shares held by the Participant directly.

41.     What are the responsibilities of the Company under the Plan?

     The Company and the Plan Administrator in administering the Plan are not liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon such Participant's death before receipt of notice in writing of such death or with respect to the Price Per Share of any shares purchased under the Plan, or any fluctuation in the market value after any purchase or sale of Common Stock.


     PARTICIPANTS SHOULD RECOGNIZE THAT THE COMPANY CANNOT ASSURE A
PROFIT
OR PROTECT AGAINST A LOSS ON THE COMMON STOCK PURCHASED UNDER THE
PLAN, NOR
CAN THE COMPANY CONTROL PURCHASES BY THE  PLAN ADMINISTRATOR.

     THE COMPANY CANNOT GUARANTEE THAT DIVIDENDS ON SHARES OF ITS
COMMON
STOCK MIGHT NOT BE REDUCED OR ELIMINATED.

42.     May the Plan be changed or discontinued?

     The Company reserves the right to amend, suspend, modify or terminate the Plan at any time. Notice of any such amendment, suspension, modification or termination will be sent to all Participants.

                              USE OF PROCEEDS

     The Company does not receive any proceeds from the purchase of shares under the Plan as all such shares are purchased on the open market.


                                 EXPERTS

     The consolidated financial statements and schedules of Central Vermont Public Service Corporation and subsidiaries, included and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated by reference herein, have been examined by Arthur Andersen LLP, independent public accountants, for the periods indicated in their report thereon. Such consolidated financial statements and schedules have been incorporated herein by reference in reliance upon the reports of Arthur Andersen LLP and upon the authority of Arthur Andersen LLP as experts in accounting and auditing.


     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of the Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer by the Company to sell securities in any jurisdiction to any person to whom it is unlawful for the Company to make such an offer in such jurisdiction. This Prospectus relates only to the Common Stock offered hereby and is not to be relied upon in connection with the purchase or sale of any other securities of the Company.





                          TABLE OF CONTENTS

Summary of Plan.....................................................1
Available Information............................................... 2
Incorporation of Certain Documents by Reference.....................2
The Company.........................................................3
Description of the Plan.............................................3
     Definitions....................................................3
     Purpose........................................................4
     Benefits.......................................................4
     Administration.................................................5
     Participation..................................................6
     Automatic Montlhy Investment...................................8
     Acquisition of Shares..........................................8
     Costs.......................................................... 8
     Dividend Reinvestment..........................................9
     Optional Cash Payments.........................................10
     Certificates...................................................11
     Employees......................................................12
     Reports to Participants........................................12
     Withdrawal from the Plan.......................................13
     Sale of Shares.................................................13
     Federal Tax Treatment of Participation in the Plan.............14
     Other Information..............................................14
Use of Proceeds.....................................................16
Experts............................................................. 16